Exhibit 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REAL MEX RESTAURANTS, INC.
Real Mex Restaurants, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:
1.	The name of the Corporation is Real Mex Restaurants, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 1998, and has since been amended and restated from time to time. The original name of the corporation was Acapulco Acquisition Corp.
2.	This Third Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) by unanimous written consent in lieu of a meeting in accordance with Sections 141(f), 242 and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL, and amends and supersedes in its entirety the Amended and Restated Certificate of Incorporation of the Corporation.
3.	The Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE ONE
NAME
The name of the corporation is Real Mex Restaurants, Inc. (the “Corporation”).

ARTICLE TWO
ADDRESS OF REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
PURPOSE
The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE FOUR
CAPITAL STOCK
(a) Designation and Amount. The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock with a par value of $.001 per share (the “Common Stock”).
(b) Common Stock.
(i) Dividends. The Board of Directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the Corporation. The holders of Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock held by each such holder.
(ii) Voting Rights. Except as otherwise provided by the DGCL, by this Certificate of Incorporation or any amendments thereto, all of the voting power of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.
(iii) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation remaining available for distribution to stockholders, if any, shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each such holder.

ARTICLE FIVE
BOARD OF DIRECTORS
(a) Board of Directors. The Board of Directors shall consist of seven (7) members.
(b) Restrictions. The Corporation shall not, without the prior vote or written consent of the number of directors constituting at least seventy percent (70%) of the members of the Board of Directors:
(i) appoint or remove the Chief Executive Officer of the Corporation (which vote for this purpose shall not include the vote of the Chief Executive Officer if he or she is then a director);
(ii) effect, other than in the ordinary course of business, any sale, lease, assignment, transfer, or other conveyance of any material assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation, or effect any transaction or series of related transactions in which the securityholders of the Corporation own less than fifty percent (50%) of the voting power of the surviving or continuing Corporation immediately thereafter;
(iii) acquire any other company or business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, which constitute(s) a material transaction for the Corporation;
(iv) issue any equity or debt securities of the Corporation or any of its subsidiaries, including creating or amending any stock option or stock purchase plan to change the number of shares subject to such plan or adopt a new equity incentive plan;
(v) conduct an initial public offering of any class of equity securities of the Corporation or of any subsidiary;
(vi) change the size of the Board of Directors;
(vii) incur indebtedness for borrowed money in excess of $5,000,000 in any one or a series of related transactions;
(viii) guarantee the indebtedness of others in excess of $5,000,000;
(ix) repurchase or redeem equity securities of the Corporation, except from employees or consultants of the Corporation;
(x) amend or modify the bylaws of the Corporation;
(xi) enter into a new line of business not reasonably related to the restaurant business or the business of manufacturing, distribution or marketing food products;

(xii) declare or pay any dividends or make any other distributions on shares of the Corporation’s Common Stock;
(xiii) enter into a recapitalization, liquidation, spinoff, split-up or dissolution of the Corporation or cause the Corporation to file for protection under applicable bankruptcy laws; or
(xiv) amend or modify the Certificate of Incorporation with respect to any of the foregoing.
For the avoidance of doubt, if there are seven (7) members of the Board of Directors entitled to vote, then the foregoing actions shall require the prior vote or written consent of at least five (5) of the seven (7) members of the Board of Directors.
(c) Committees. If the Board of Directors shall establish any committees of the Board, each director (other than a director who is then an officer or other employee of the Corporation or a subsidiary of the Corporation) shall have the right to serve as a member of any such committee.
(d) Termination of Provisions. Paragraphs (b) and (c) of this Article Five shall terminate and be of no further force or effect immediately preceding the effectiveness of the Corporation’s initial public offering.
ARTICLE SIX
EXISTENCE
The Corporation is to have perpetual existence.
ARTICLE SEVEN
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, but subject to paragraph (b) of Article Five, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE EIGHT
MEETINGS OF STOCKHOLDERS
Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE NINE
INDEMNIFICATION
(a) Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article Nine, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Article Nine shall be a contract right and, subject to paragraphs (b) and (d) of this Article Nine, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under paragraph (a) of this Article Nine or advance of expenses under paragraph (d) of this Article Nine shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Nine is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Nine shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(c) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Nine.
(d) Expenses. Expenses incurred by any person described in paragraph (a) of this Article Nine in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Nine and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

(f) Contract Rights. The provisions of this Article Nine shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Nine and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Nine or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.
(g) Merger or Consolidation. For purposes of this Article Nine, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Nine with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(h) Exculpation. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
(i) Nonexclusivity of Article Nine. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Nine shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
ARTICLE TEN
BUSINESS OPPORTUNITIES
To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of an officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE ELEVEN
BUSINESS COMBINATIONS
The Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE TWELVE
AMENDMENTS
Subject to paragraph (b) of Article Five, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein or by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.
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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed on the 13th day of November, 2008, by the undersigned duly authorized officer.

REAL MEX RESTAURANTS, INC.

By:	/s/ Frederick F. Wolfe

	Name:	Frederick F. Wolfe
	Title:	CEO and President